Exhibit 99.1

Keryx Biopharmaceuticals Announces Positive Top-line Results from Pivotal

Phase 3 Study of Ferric Citrate for the Treatment of Iron Deficiency Anemia

in Adults with Non-Dialysis Dependent Chronic Kidney Disease

•	Registration trial demonstrated statistically significant differences versus placebo for the primary and all pre-specified secondary endpoints

•	Majority of patients in the ferric citrate group (52 percent) achieved a 1 g/dL increase in hemoglobin vs. 19 percent in the placebo group

•	Safety profile consistent with previously reported clinical studies

•	Data support Keryx’s plan to submit a supplemental new drug application (sNDA) in the third quarter of 2016 seeking to expand ferric citrate’s indication

•	Conference call to be held today at 8:00 a.m. ET

BOSTON, MA, March 29, 2016 – Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on bringing innovative medicines to market for people with renal disease, today announced positive top-line results for its pivotal 24-week Phase 3 study of ferric citrate, an oral, iron-based medicine in development for the treatment of iron deficiency anemia (IDA) in adults with stage 3-5 non-dialysis dependent chronic kidney disease (NDD CKD). The study met its primary endpoint and all pre-specified secondary endpoints with statistical significance.

Iron deficiency anemia is a common complication of CKD, and the prevalence and severity of IDA increase as kidney disease progresses. It is estimated that there are approximately 1.6 million people living in the U.S. with stage 3-5 non-dialysis dependent chronic kidney disease and iron deficiency anemia. If ferric citrate is approved for the treatment of iron deficiency anemia in stage 3 – 5 NDD CKD patients, it would be the only FDA-approved iron treatment in a tablet form available to these patients.

The Phase 3 study compared treatment with ferric citrate to placebo in 234 patients who previously had not adequately responded to or tolerated current oral iron therapies. The study achieved the primary endpoint with 52 percent (61/117) of patients who received ferric citrate achieving a 1g/dL or greater rise in hemoglobin at any time point during the 16-week randomized efficacy period, compared to 19 percent (22/115) in the placebo group (p<0.001), a clinically meaningful and statistically significant improvement. Two patients in the placebo group discontinued the study and were not included in the efficacy analysis – one discontinued after randomization prior to receiving the placebo, one discontinued after taking a dose of placebo but before having laboratory values drawn. Statistically significant differences in all pre-specified secondary efficacy endpoints were also observed. During the full 24 weeks of the study, ferric citrate was generally well tolerated and adverse events were consistent with its known safety profile, with diarrhea reported as the most common adverse event.

“These Phase 3 results demonstrate that ferric citrate can effectively raise hemoglobin levels in stage 3 – 5 non-dialysis dependent chronic kidney disease patients, with effects observed as early as two weeks post-treatment initiation,” said John Neylan, M.D., chief medical officer of Keryx Biopharmaceuticals. “Based on these results, we plan to submit a sNDA to the FDA in the third quarter, seeking to expand the label for ferric citrate to include the treatment of iron deficiency anemia in people with stage 3 – 5 NDD CKD. We believe that the ability to treat iron deficiency anemia, managing hemoglobin and iron levels, could have an important effect on the way kidney specialists treat these patients.”

About the Phase 3 Registration Study

The pivotal Phase 3 study enrolled 234 patients who previously had not adequately responded to or tolerated oral iron therapies at 32 clinical sites in the United States. Patients were randomized 1:1 (ferric citrate versus placebo). Patients enrolled in this study were not allowed to receive any intravenous (IV) or oral iron, or erythropoiesis-stimulating agents (ESAs) during this study. The study had a 16-week, randomized, double-blind, placebo-controlled, efficacy period followed by an 8-week open-label safety extension period in which all patients remaining in the study, including the placebo group, received ferric citrate. During the 16-week efficacy period, ferric citrate was administered at a starting dose of three tablets per day with food and could be titrated every four weeks by an additional three tablets for up to a maximum of 12 tablets per day; the mean dose received in ferric citrate treated patients was 5 tablets per day. The primary endpoint was the proportion of patients achieving a 1 g/dL or greater increase in hemoglobin at any point during the 16-week efficacy period. Baseline laboratory values were similar between the treatment arms.

Baseline laboratory values:	Ferric Citrate (FC) (n=117)	Placebo (P) (n=115)
Hemoglobin (g/dL)	10.4	10.4
TSAT (%)	20.2	19.6
Ferritin (ng/mL)	85.9	81.7
Serum phosphate (mg/dL)	4.2	4.1

The study’s chairmen are Geoffrey Block, M.D., director of clinical research at Denver Nephrology; Glenn Chertow, M.D., professor of medicine and chief, division of nephrology at Stanford University School of Medicine; and Steven Fishbane, M.D., division chief, kidney disease and hypertension at North Shore University Hospital/Long Island Jewish Medical Center.

Efficacy and safety analyses were performed on an intent-to-treat population and included all enrolled patients who received at least one dose of ferric citrate or placebo and one post-treatment laboratory assessment. The analysis also used a sequential gatekeeping strategy for statistical testing of the secondary endpoints.

Top-line Efficacy Results:

Primary endpoint:	Ferric Citrate (FC) (n=117)	Placebo (P) (n=115)	P-value
Proportion of patients achieving an increase in hemoglobin of > 1.0 g/dL at any time point during efficacy period* (%)	52.1	19.1	<0.001
Secondary endpoints:
Mean change in hemoglobin (g/dL)	0.75	-0.08	<0.001
Mean change in TSAT (%)	17.8	-0.6	<0.001
Mean change in ferritin (ng/mL)	162.5	-7.7	<0.001
Proportion of patients with a durable response during the efficacy period (%)**	48.7	14.8	<0.001
Mean change in serum phosphate (mg/dL)	-0.43	-0.22	0.02

*	Efficacy period defined as the 16-week randomized, double-blind, placebo controlled period
**	Sustained treatment effect on hemoglobin was defined as a mean change from baseline >0.75 g/dL over any 4-week time period during the efficacy period, provided that an increase of at least 1.0 g/dL had occurred during that 4-week period.

Top-line Safety Results:

The safety analysis demonstrated that ferric citrate was generally well tolerated in adults with stage 3-5 NDD CKD. Specifically, the results showed:

•	During the efficacy period, the majority of adverse events reported were mild to moderate, with the most common being diarrhea (20.5% FC; 16.4% P), constipation (18.8% FC; 12.9% P), discolored feces (14.5% FC; 0% P), and nausea (11.1% FC; 2.6%P). During the efficacy period, hypophosphatemia was reported as an adverse event in four patients, one patient in the ferric citrate arm and three patients in the placebo arm.

•	During the efficacy period, 26 percent (31/117) of ferric citrate-treated patients and 30 percent (35/116) of those receiving placebo discontinued treatment. Of the patients that discontinued, 12 patients treated with ferric citrate discontinued due to an adverse event, compared to 10 patients who received placebo.

•	During the efficacy period, the rate of serious adverse events were balanced between the ferric citrate and placebo treatment groups, at 12% and 10% respectively. None of the serious adverse events were deemed drug related.

•	During the course of the study, there were two deaths reported, both in patients receiving ferric citrate; neither of which were related to study drug.

The company plans to submit detailed Phase 3 results for presentation at a premier kidney disease medical meeting taking place in the fourth quarter of 2016.

About Non-Dialysis Dependent Chronic Kidney Disease and Iron Deficiency Anemia

It is estimated that approximately one in 10 U.S. adults are affected by chronic kidney disease (CKD), which has no cure. Treatment today consists of measures to help control signs and symptoms, reduce the impact of many complications to make a person more comfortable and slow disease progression.

Iron deficiency anemia is one of the most common complications of chronic kidney disease. IDA develops early in the course of CKD and worsens with disease progression, is extremely prevalent in the non-dialysis dependent CKD population and is associated with fatigue, lethargy, decreased quality of life and is also believed to be associated with cardiovascular complications, hospitalizations, and increased mortality. There are five stages of CKD; in stages 1 and 2 people are typically under the care of a primary care physician and have a mild loss of kidney function. Typically, as people progress to stage 3, hemoglobin levels begin to fall, the patient experiences moderate to severe loss of kidney function and is generally referred to a nephrologist. Stage 4 is characterized as advanced disease with multiple complications. Stage 5 is considered kidney failure and the stage in which a patient would initiate dialysis. It is estimated that approximately 1.6 million adults with stage 3-5 CKD in the U.S. alone are also afflicted with iron deficiency anemia. Currently available oral iron supplements are associated with limited efficacy and dose-limiting tolerability issues. No oral iron medicines are currently FDA approved to treat iron deficiency anemia in non-dialysis dependent CKD patients, and the NDD-CKD patient population remains underserved.

Conference Call Information

Keryx will host an investor conference call today, March 29, 2016, at 8:00 a.m. ET to discuss the phase 3 topline results. In order to participate in the conference call, please call 1-(888) 396-2320 (U.S.), 1-(774) 264-7560 (outside the U.S.), call-in ID: 80960520. The call will also be webcast which will be accessible through the Investors section of the company’s website at www.keryx.com. The audio replay will be available at http://www.keryx.com for a period of 30 days after the call.

About Auryxia™ (ferric citrate)

Auryxia™ (ferric citrate) was approved by the U.S. Food and Drug Administration on September 5, 2014 and

is indicated in the U.S. for the control of serum phosphorus levels in patients with chronic kidney disease (CKD) on dialysis. The U.S. approval of Auryxia was based on data from the company’s Phase 3 registration program. In the Phase 3 clinical trials, Auryxia effectively reduced serum phosphorus levels to within the KDOQI guidelines range of 3.5 to 5.5 mg/dL.

Auryxia binds with dietary phosphate in the GI tract and precipitates as ferric phosphate. The unbound portion of Auryxia has been shown to increase serum iron parameters including ferritin and transferrin saturation (TSAT), whereas these parameters remained relatively constant in patients treated with active control (Renvela® and/or Phoslo®). Iron absorption from Auryxia may lead to excessive elevations in iron stores. Accordingly, physicians should assess and monitor iron parameters before starting and while on Auryxia, and may need to decrease or discontinue IV iron for these patients. The most common adverse events for Auryxia treated patients were gastrointestinal-related, including diarrhea, nausea, vomiting and constipation. For more information about Auryxia and the US full prescribing information, visit www.Auryxia.com.

IMPORTANT U.S. SAFETY INFORMATION FOR AURYXIA™ (ferric citrate)

Contraindication: Patients with iron overload syndrome, e.g. hemochromatosis, should not take Auryxia™ (ferric citrate).

Iron Overload: Iron absorption from Auryxia may lead to increased iron in storage sites. Iron parameters should be monitored prior to and while on Auryxia. Patients receiving IV iron may require a reduction in dose or discontinuation of IV iron therapy.

Accidental Overdose of Iron: Accidental overdose of iron containing products is a leading cause of fatal poisoning in children under 6 years of age. Keep Auryxia away from children as it contains iron. Call a poison control center or your physician in case of an accidental overdose in a child.

Patients with Gastrointestinal Bleeding or Inflammation: Safety has not been established for these patients.

Adverse Events: The most common adverse events with Auryxia were diarrhea (21%), nausea (11%), constipation (8%), vomiting (7%) and cough (6%). Gastrointestinal adverse reactions were the most common reason for discontinuing Auryxia (14%). Auryxia contains iron and may cause dark stools, which is considered normal with oral medications containing iron.

Drug Interactions: Doxycycline should be taken at least 1 hour before Auryxia. Ciprofloxacin should be taken at least 2 hours before or after Auryxia.

For Full Prescribing Information for Auryxia, please visit http://auryxia.com/important-safety-information/

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, with headquarters in Boston, is focused on bringing innovative medicines to market for people with renal disease. In December 2014, the company launched its first FDA-approved medicine, Auryxia™ (ferric citrate) for the control of elevated serum phosphorus levels, or hyperphosphatemia, in patients with chronic kidney disease (CKD) on dialysis, in the United States. In January 2014, ferric citrate was approved for the treatment of patients with all stages of CKD in Japan, where it is being marketed as Riona® by Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co. Ltd. In September 2015, the European Commission granted European market authorization for Fexeric® (ferric citrate coordination complex) for the control of hyperphosphatemia in adults with non-dialysis and dialysis-dependent chronic kidney disease. For more information about Keryx, please visit www.keryx.com

Forward-Looking Statements

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: the risk that we may not be able to successfully market Auryxia in the U.S. for patients with chronic kidney disease on dialysis; the risk that the FDA may not concur with our interpretation of our Phase 3 study results, supportive data, conduct of the studies, or any other part of our regulatory submission and could ultimately deny approval of the ferric citrate for the treatment of iron deficiency anemia (IDA) in adults with stage 3-5 non-dialysis dependent (NDD) chronic kidney disease (CKD); and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

KERYX BIOPHARMACEUTICAL CONTACTS:

Amy Sullivan

Vice President, Corporate Development and Public Affairs

T: 617.466.3519

amy.sullivan@keryx.com

Lora Pike

Senior Director, Investor Relations

T: 617-466-3511

lora.pike@keryx.com